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                                                                    EXHIBIT 23.3


                       STONE & WEBSTER CONSULTANTS, INC.
                             1430 Enclave Parkway
                          Houston, Texas  77077-2023
                         Phone:  (281) 368-4476, -4460
                          Fax:  (281) 368-4491, -4488

March 5, 2001

Ameren Energy Generating Company
1901 Chouteau Avenue
St. Louis, Missouri 63103

Ladies and Gentlemen:

Stone & Webster Consultants, Inc. (formerly S&W Consultants, Inc.) hereby consents to the use of the Independent Technical Review dated October 25, 2000 (the "Report") included as Annex A in the prospectus (including any amendments or supplements thereto, the "Prospectus") relating to the offering by Ameren Energy Generating Company (the "Company") of up to $225 million of its 7.75% Senior Notes, Series C due 2005 and up to $200 million of its 8.35% Senior Notes, Series D due 2010, constituting part of the Company's registration statement on Form S-4 filed with the Securities and Exchange Commission on or about March 5, 2001, as the same may be amended, supplemented or otherwise modified from time to time.

Stone & Webster Consultants, Inc. also hereby consents to the inclusion of the summary of the Report contained in the Prospectus and to the reference to Stone & Webster Consultants, Inc. as experts under the heading "Experts" in the Prospectus.

                                          STONE & WEBSTER CONSULTANTS, INC.


                                          By: /s/ K.H. Applewhite
                                          Name: K.H. Applewhite
                                          Title: Managing Director